                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                  E Loan, Inc.
                       ----------------------------------
                                (Name of Issuer)

                                  Common Stock
                      ------------------------------------
                         (Title of Class of Securities)

                                    26861P107
                       ----------------------------------
                                 (CUSIP Number)

                                  June 15, 2000
         --------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

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CUSIP NO. 26861P107                   13G                     PAGE 1 OF 11 PAGES
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(1)  Names of Reporting Persons I.R.S. Identification Nos. of Above Persons
     (entities only)

     Financial Technology Ventures (Q), L.P. ("FTQ")
     94-3306100
--------------------------------------------------------------------------------

(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) [X]
     (b) [ ]
--------------------------------------------------------------------------------

(3)  SEC Use Only

--------------------------------------------------------------------------------

(4)  Citizenship or Place of Organization

     Delaware
--------------------------------------------------------------------------------

               (5) Sole Voting Power 2,571,466, except Financial Technology Management, L.L.C. ("FTM"), the general Partner of FTQ, may be deemed to have sole power to vote these shares and Richard Garman ("Garman"), James Hale III ("Hale"), Robert Huret ("Huret") and Scott Wu ("Wu"), the Managing Partners of FTM , may be deemed to have shared power to vote these shares.

Number of      -----------------------------------------------------------------

Shares         (6) Shared Voting Power See Response to Row 5

Beneficially   -----------------------------------------------------------------

Owned by       (7) Sole Dispositive Power 2,571,466, except FTM, the general partner of FTQ, may be deemed to have sole power to dispose these
Each           shares, and Garman, Hale, Huret and Wu, the Managing Members of
               FTM, may be deemed to have shared power to dispose of these
Reporting      shares

Person With    -----------------------------------------------------------------

               (8) Shared Dispositive Power See Response to Row 7

--------------------------------------------------------------------------------

(9)  Aggregate Amount Beneficially Owned by Each Reporting Person
     2,571,466

--------------------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

--------------------------------------------------------------------------------

(11) Percent of Class Represented by Amount in Row 9
     4.9%

--------------------------------------------------------------------------------

(12) Type of Reporting Person (See Instructions) PN

--------------------------------------------------------------------------------

(13) Check the appropriate box to designate the rule pursuant to which this
     Schedule is filed:

     [ ] Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [ ] Rule 13d-1(d)

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CUSIP NO. 26861P107                   13G                     PAGE 2 OF 11 PAGES
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(1)  Names of Reporting Persons I.R.S. Identification Nos. of Above Persons
     (entities only)

     Financial Technology Ventures , L.P. ("FTV")
     94-3306098
--------------------------------------------------------------------------------

(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) [X]
     (b) [ ]
--------------------------------------------------------------------------------

(3)  SEC Use Only

--------------------------------------------------------------------------------

(4)  Citizenship or Place of Organization

     Delaware
--------------------------------------------------------------------------------

               (5) Sole Voting Power 95,200, except FTM, the general Partner of
               FTV, may be deemed to have sole power to vote these shares and
               Garman, Hale, Huret and Wu, the Managing Members of FTM, may be
Number of      deemed to have shared power to vote these shares

Shares         -----------------------------------------------------------------

Beneficially   (6) Shared Voting Power  See Response to Row 5

Owned by       -----------------------------------------------------------------

Each           (7) Sole Dispositive Power 95,200, except FTM, the general partner of FTV, may be deemed to have sole power to dispose these
Reporting      shares, and Garman, Hale, Huret and Wu, the Managing Members of
               FTM, may be deemed to have shared power to dispose of these
Person With    shares

               -----------------------------------------------------------------

               (8) Shared Dispositive Power See Response to Row 7

--------------------------------------------------------------------------------

(9)  Aggregate Amount Beneficially Owned by Each Reporting Person 95,200

--------------------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

--------------------------------------------------------------------------------

(11) Percent of Class Represented by Amount in Row 9

     0.2%
--------------------------------------------------------------------------------

(12) Type of Reporting Person (See Instructions) PN

--------------------------------------------------------------------------------

(13) Check the appropriate box to designate the rule pursuant to which this
     Schedule is filed:

     [ ] Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [ ] Rule 13d-1(d)

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CUSIP NO. 26861P107                   13G                     PAGE 3 OF 11 PAGES
--------------------------------------------------------------------------------


(1) Names of Reporting Persons I.R.S. Identification Nos. of Above Persons (entities only)

     Financial Technology Management, L.L.C. ("FTM")
     94-3306092
--------------------------------------------------------------------------------

(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) [X]
     (b) [ ]
--------------------------------------------------------------------------------

(3)  SEC Use Only

--------------------------------------------------------------------------------

(4)  Citizenship or Place of Organization

     Delaware
--------------------------------------------------------------------------------

               (5) Sole Voting Power 2,666,666 shares, of which 2,571,466 are directly owed by FTQ and 95,200 are directly owned by FTV. FTM, the general partner of FTQ and FTV, may be deemed to have sole power to vote these shares and Garman, Hale, Huret and Wu, the
Number of      Managing Members of FTM, may be deemed to have shared power to vote these shares
Shares
               -----------------------------------------------------------------
Beneficially
               (6) Shared Voting Power See Response to Row 5
Owned by
               -----------------------------------------------------------------
Each
               (7) Sole Dispositive Power 2,666,666, shares, of which 2,571,466
Reporting      are directly owned by FTQ and 95,200 are directly owned by FTV.
               FTM, the general partner of FTQ and FTM. FTM, the general partner
Person With    of FTQ and FTV, may be deemed to have sole power to dispose these shares, and Garman, Hale, Huret and Wu, the Managing Members of
               FTM, may be deemed to have shared power to dispose of these shares

               -----------------------------------------------------------------

               (8) Shared Dispositive Power See Response to Row 7

--------------------------------------------------------------------------------

(9)  Aggregate Amount Beneficially Owned by Each Reporting Person 2,666,666

--------------------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions) [ ]

--------------------------------------------------------------------------------

(11) Percent of Class Represented by Amount in Row 9 (See Instructions)

     5.0%
--------------------------------------------------------------------------------

(12) Type of Reporting Person (See Instructions) 00

--------------------------------------------------------------------------------

(13) Check the appropriate box to designate the rule pursuant to which this
     Schedule is filed:

     [ ] Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [ ] Rule 13d-1(d)

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CUSIP NO. 26861P107                   13G                     PAGE 4 OF 11 PAGES
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(1)  Names of Reporting Persons I.R.S. Identification Nos. of Above Persons
     (entities only)

     Richard Garman
--------------------------------------------------------------------------------

(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) [X]
     (b) [ ]
--------------------------------------------------------------------------------

(3)  SEC Use Only
--------------------------------------------------------------------------------

(4)  Citizenship or Place of Organization

     U.S. Citizen
--------------------------------------------------------------------------------

               (5)  Sole Voting Power  0

               -----------------------------------------------------------------
Number
               (6) Shared Voting Power 2,666,666 shares, of which 2,571,466 are
of             directly owned by FTQ and 95,200 are directly owned by FTV.
               Garman is a Managing Member of FTM, the general partner of FTQ
Shares         and FTV, and may be deemed to have shared power to vote these shares
Beneficially
               -----------------------------------------------------------------
Owned by
               (7) Sole Dispositive Power 0
Each
               -----------------------------------------------------------------
Reporting
               (8) Shared Dispositive Power 2,666,666 shares of which 2,571,466
Person With    are directly owned by FTQ and 95,200 are directly owned by FTV.
               Garman is a Managing Member of FTM, the general partner of FTQ and FTV, and may be deemed to have shared power to dispose these shares.

--------------------------------------------------------------------------------

(9)  Aggregate Amount Beneficially Owned by Each Reporting Person 2,666,666

--------------------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

--------------------------------------------------------------------------------

(11) Percent of Class Represented by Amount in Row 9

     5.0%

--------------------------------------------------------------------------------

(12)  Type of Reporting Person (See Instructions) IN

--------------------------------------------------------------------------------

(13) Check the appropriate box to designate the rule pursuant to which this
     Schedule is filed:

     [ ] Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [ ] Rule 13d-1(d)

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

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CUSIP NO. 26861P107                   13G                     PAGE 5 OF 11 PAGES
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(1)  Names of Reporting Persons I.R.S. Identification Nos. of Above Persons
     (entities only)

     Scott Wu
--------------------------------------------------------------------------------

(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) [X]
     (b) [ ]
--------------------------------------------------------------------------------

(3)  SEC Use Only

--------------------------------------------------------------------------------

(4)  Citizenship or Place of Organization

     U.S. Citizen
--------------------------------------------------------------------------------

               (5)  Sole Voting Power  0 shares

Number         -----------------------------------------------------------------

of             (6) Shared Voting Power 2,666,666 shares, of which 2,571,466 are directly owned by FTQ and 95,200 are directly owned by FTV. Wu is
Shares         a Managing Member of FTM., the general partner of FTQ and FTV, and may be deemed to have shared power to vote these shares
Beneficially
               -----------------------------------------------------------------
Owned by
               (7) Sole Dispositive Power 0
Each
               -----------------------------------------------------------------
Reporting
               (8) Shared Dispositive Power 2,666,666 shares, of which 2,571,466
Person With    are directly owned by FTQ and 95,200 are directly owned by FTV.
               Wu is a Managing Member of FTM, the general partner of FTQ and FTV, and may be deemed to have shares power to dispose these shares

--------------------------------------------------------------------------------

(9)  Aggregate Amount Beneficially Owned by Each Reporting Person 2,666,666

--------------------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

--------------------------------------------------------------------------------

(11) Percent of Class Represented by Amount in Row 9

     5.0%
--------------------------------------------------------------------------------

(12) Type of Reporting Person (See Instructions) IN

--------------------------------------------------------------------------------

(13) Check the appropriate box to designate the rule pursuant to which this
     Schedule is filed:

     [ ] Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [ ] Rule 13d-1(d)

--------------------------------------------------------------------------------

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CUSIP NO. 26861P107                   13G                     PAGE 6 OF 11 PAGES
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(1)  Names of Reporting Persons I.R.S. Identification Nos. of Above Persons
     (entities only)

     James Hale, III
--------------------------------------------------------------------------------

(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) [X]
     (b) [ ]
--------------------------------------------------------------------------------

(3)  SEC Use Only

--------------------------------------------------------------------------------

(4) Citizenship or Place of Organization

    U.S. Citizen
--------------------------------------------------------------------------------

                (5)  Sole Voting Power  0 shares

                ----------------------------------------------------------------

                (6) Shared Voting Power 2,666,666, shares, of which of which
Number of       2,571,466 are directly owed by FTQ and 95,200 are directly owned by FTV. Hale is a Managing Member of FTM, the general partner of
Shares          FTQ and FTV, and may be deemed to have shared power to vote these shares
Beneficially
                ----------------------------------------------------------------
Owned by Each
                (7) Sole Dispositive Power 0
Reporting
                ----------------------------------------------------------------
Person With
                (8) Shared Dispositive Power 2,666,666 shares, of which
                2,571,466 are directly owned by FTQ and which 2,571,666 are directly owned by FTQ and 95,200 are directly owned by FTV. Hale is a Managing Member of FTM, the general partner of FTQ and FTV, and may be deemed to have shared power to dispose of these shares.

--------------------------------------------------------------------------------

(9)  Aggregate Amount Beneficially Owned by Each Reporting Person 2,666,666

--------------------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]

--------------------------------------------------------------------------------

(11) Percent of Class Represented by Amount in Row 9 - 5.0%

--------------------------------------------------------------------------------

(12) Type of Reporting Person (See Instructions) IN

--------------------------------------------------------------------------------

(13) Check the appropriate box to designate the rule pursuant to which this
     Schedule is filed:

     [ ] Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [ ] Rule 13d-1(d)

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CUSIP NO. 26861P107                   13G                     PAGE 7 OF 11 PAGES
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(1)  Names of Reporting Persons I.R.S. Identification Nos. of Above Persons
     (entities only)

     Robert Huret
--------------------------------------------------------------------------------

(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) [X]
     (b) [ ]
--------------------------------------------------------------------------------

(3)  SEC Use Only

--------------------------------------------------------------------------------

(4)  Citizenship or Place of Organization

     U.S. Citizen
--------------------------------------------------------------------------------

                (5)  Sole Voting Power  0 shares

                ----------------------------------------------------------------

                (6) Shared Voting Power 2,666,666 shares, of which 2,571,466 are
Number of       directly owed by FTQ and 95,200 are directly owned by FTV.
                Garman is a Managing Member of FTM, the general partner of FTQ
Shares          and FTV, and may be deemed to have shared power to vote these shares
Beneficially
                ----------------------------------------------------------------
Owned by Each
                (7) Sole Dispositive Power 0
Reporting
                ----------------------------------------------------------------
Person With
                (8) Shared Dispositive Power 2,666,666 shares, of which
                2,571,466 are directly owned by FTQ and 95,200 are directly owned by FTV. Garman is a Managing Member of FTM, the general partner of FTQ and FTV, and may be deemed to have shared power to dispose of these shares.

--------------------------------------------------------------------------------

(9)  Aggregate Amount Beneficially Owned by Each Reporting Person 2,666,666

--------------------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

--------------------------------------------------------------------------------

(11) Percent of Class Represented by Amount in Row 9

     5.0%

--------------------------------------------------------------------------------

(12)  Type of Reporting Person (See Instructions) IN

--------------------------------------------------------------------------------

(13) Check the appropriate box to designate the rule pursuant to which this
     Schedule is filed:

     [ ] Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [ ] Rule 13d-1(d)

--------------------------------------------------------------------------------

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CUSIP NO. 26861P107                   13G                     PAGE 8 OF 11 PAGES
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Item 1

        Item 1(a) Name of Issuer:

               E-Loan, Inc.

        Item 1(b) Address of Issuer's Principal Executive Offices:

               5875 Arnold Road, Suite 100
               Dublin, CA 94568

Item 2

        2(a) Name of Person Filing:

               This Statement is filed by Financial Technology Ventures (Q), L.P., a Delaware limited partnership ("FTQ"), Financial Technology Ventures, L.P., a Delaware limited partnership ("FTV"), Financial Technology Management, L.L.C., a Delaware limited liability company ("FTM") and Richard Garman ("Garman"), James C. Hale, III ("Hale"), Robert Huret ("Huret") and Scott W. Wu ("Wu"), the Managing Members of FTM. The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

           FTM, the general partner of FTQ and FTV, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by FTQ and FTV. Garman, Hale, Huret and Wu are Managing Members of FTM and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by FTQ and FTV.

        2(b) Address or Principal Business Office or, if none, Residence:

               The address for each of the Reporting Persons is:

               Financial Technology Ventures
               601 California St., Suite 2200
               San Francisco, CA 94108

        2(c) Citizenship:

        FTQ and FTV are Delaware limited partnerships. FTM is a Delaware limited liability company. Garman, Hale, Huret and Wu are United States Citizens.

2(d) Title of Class of Securities:

        Common Stock

2(e) CUSIP No.: #  26861P107


Item 3.  Not Applicable

If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

        [ ] Broker or Dealer registered under Section 15 of the Act.

        [ ] Bank as defined in Section 3(a)(6) of the Act.

        [ ] Insurance Company as defined in Section 3(a)(19) of the Act.

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CUSIP NO. 26861P107                   13G                     PAGE 9 OF 11 PAGES
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        [ ] Investment company registered under Section 8 of the Investment
Company Act of 1940.


        [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

        [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

        [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

        [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

        [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

        [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


Item 4. Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

Amount Beneficially Owned:

        See Row 9 of cover page for each Reporting Person

Percent of class

        See Row 11 of cover page for each Reporting Person

Number of shares as to which such person has:

        Sole power to vote or to direct the vote

               See Row 5 of cover page for each Reporting Person

        Shared power to vote or to direct the vote

               See Row 6 of cover page for each Reporting Person

        Sole power to dispose or to direct the disposition of

               See Row 7 of cover page for each Reporting Person

        Shared power to dispose or to direct the disposition of

               See Row 8 of cover page for each Reporting Person

 Item 5.

Ownership of 5 Percent or Less of a Class. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [ ].

        Not Applicable

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CUSIP NO. 26861P107                   13G                    PAGE 10 OF 11 PAGES
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Item 6. Ownership of More than 5 Percent on Behalf of Another Person

Under certain circumstances set forth in the limited partnership agreements of FTQ and FTV and the limited liability company agreement of FTM, the general and limited partners or members, as the case may be, of each such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which the are a partner.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

        Not Applicable

Item 8. Identification and Classification of Members of the Group

        See Exhibit A

Item 9. Notice of Dissolution of Group

        Not Applicable

Item 10. Certifications

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP NO. 26861P107                   13G                    PAGE 11 OF 11 PAGES
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                                    Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated  June 23, 2000

                      Financial Technology Ventures (Q), L.P., a Delaware limited partnership

                      By: Financial Technology Management, L.L.C., a Delaware limited liability company

                      By:    /s/ Richard Garman
                         ---------------------------------------------
                             Richard Garman
                             Managing Member


                      Financial Technology Ventures, L.P., a Delaware limited partnership

                      By: Financial Technology Management, L.L.C., a Delaware limited liability company


                      By:    /s/ Richard Garman
                         ---------------------------------------------
                             Richard Garman
                             Managing Member



                      Financial Technology Management, L.L.C., a Delaware limited liability company


                      By:    /s/ Richard Garman
                         ---------------------------------------------
                             Richard Garman
                             Managing Member


                      By:    /s/ Richard Garman
                         ---------------------------------------------
                             Richard Garman


                      By:    /s/ James C. Hale III
                         ---------------------------------------------
                             James C. Hale, III


                      By:    /s/ Robert Huret
                         ---------------------------------------------
                             Robert Huret


                      By:    /s/ Scott W. Wu
                         ---------------------------------------------
                             Scott W. Wu

                                                                       EXHIBIT A


                                MEMBERS OF GROUP

Financial Technology Ventures (Q), L.P., a Delaware limited partnership

Financial Technology Ventures, L.P., a Delaware limited partnership

Financial Technology Management, L.L.C., a Delaware limited liability company

Richard Garman

James C. Hale, III

Robert Huret

Scott W. Wu